Exhibit 99.2

GOHEALTH, INC.

2021 INDUCEMENT AWARD PLAN

NOTICE OF STOCK OPTION GRANT

Name of Participant:

Address:

Date of Grant:

Exercise Price per Share:	$

Total Number of Shares Subject to
Option Granted:

Type of Option:	Nonstatutory Stock Option

Expiration Date:

Vesting Commencement Date:

Vesting Schedule:	This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

Subject to the Participant’s continued status as an Eligible Individual, the Option shall vest and become exercisable with respect to one-third (1/3) of the Shares subject thereto (rounded down to the next whole number of Shares) on each of the first three anniversaries of the Vesting Commencement Date, so that all of the Shares shall be vested on the third anniversary of the Vesting Commencement Date.

The Company and the Participant acknowledge receipt of this Notice of Stock Option Grant and agree to the terms and conditions of the Stock Option Agreement attached hereto and incorporated by reference herein, the Company’s 2021 Inducement Award Plan and the terms of this Notice of Stock Option Grant as set forth above.

GOHEALTH, INC.		PARTICIPANT

By:		By:
Name:	[_____]	Name:	[_____]
Title:	[_____]

STOCK OPTION AGREEMENT - INCORPORATED TERMS AND CONDITIONS

A. Grant of Option. GoHealth, Inc. (the “Company”) hereby grants to the Participant (“Participant”) named in the Notice of Stock Option Grant (the “Notice of Stock Option Grant”), for good and valuable consideration, an option (the “Option”) to purchase the number of Shares set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), effective as of the date of grant set forth in the Notice of Stock Option Grant (the “Date of Grant”) and subject to the terms and conditions of the Company’s 2021 Inducement Award Plan (the “Plan”), which is incorporated herein by reference, and this Option Agreement. The Option shall be a Nonstatutory Stock Option and is intended to constitute an “employment inducement” award under Nasdaq Stock Market (“Nasdaq”) Rule 5635(c)(4), and consequently is intended to be exemptfrom the Nasdaq rules regarding shareholder approval of stock option plans or other equity compensation arrangements. Subject to Sections 10.6 and 12.1 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

Unless otherwise defined herein or in the Notice of Stock Option Grant, the terms defined in the Plan shall have the same defined meanings in this Stock Option Agreement (the “Option Agreement”).

B. Termination Period.

This Option shall be exercisable for three (3) months after Participant’s Termination of Service, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable for twelve (12) months after Participant’s Termination of Service, or such termination is by the Company for Cause, in which case the Option shall cease to be exercisable on the date of such Termination of Service. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Expiration Date as set forth in the Notice of Stock Option Grant and this Option may be subject to earlier termination as provided in Section 10.6 of the Plan.

C. Exercise of Option.

(1) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Option Agreement.

(2) Duration of Exercisability. Unless otherwise determined by the Administrator, any portion of this Option that has not become vested and exercisable on or prior to the date of Participant’s Termination of Service (including, without limitation, pursuant to any employment or similar agreement by and between Participant and the Company) shall be forfeited on such date of Participant’s Termination of Service and shall not thereafter become vested or exercisable.

(3) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. In the event this Option shall be exercised pursuant to the terms of the Plan by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise this Option shall also be required, as determined in the sole discretion of the Administrator. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Participant on the date on which the Option is exercised with respect to such Shares.

D. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(1) cash;

(2) check;

(3) consideration received by the Company under a formal cashless exercise program adopted by the Company (whether through a broker or otherwise);

(4) with the consent of the Administrator, surrender of other Shares which (i) shall be valued at their Fair Market Value on the date of exercise, which Fair Market Value must be equal to the aggregate exercise price of the Shares as to which this Option will be exercised and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company;

(5) with the consent of the Administrator, by net exercise of vested Shares otherwise issuable upon exercise of this Option; or

(6) with the consent of the Administrator, any other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

E. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Shares underlying this Option have been issued, and all restrictions applicable to such Shares have lapsed. This Option may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Option

Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant. Neither this Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by this Section (E). Notwithstanding the foregoing, with the consent of the Administrator, the Option may be transferred pursuant to Participant’s Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

F. Term of Option. This Option may be exercised only within the term set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement. Once this Option becomes unexercisable under this Option Agreement, it shall be forfeited immediately.

G. Tax Obligations.

(1) Tax Withholding. The Company (or the Affiliate employing or retaining Participant) has the authority to deduct or withhold, or require Participant to remit to the applicable employing entity, an amount sufficient to satisfy any applicable Federal, state, local and foreign income and employment tax withholding requirements (including the employee portion of any FICA obligation) applicable to the exercise of this Option or with respect to any taxable event arising pursuant to this Option Agreement. The Company (or its Affiliate) may withhold or Participant may make such payment in one or more of the following forms:

(i) by cash or check;

(ii) with the consent of the Administrator, by electing to have withheld the net number of vested Shares otherwise issuable upon the exercise of this Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company (or its Affiliate) based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iii) with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company (or its Affiliate) based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; or

(iv) with the consent of the Administrator, by selling a sufficient number of Shares otherwise deliverable to Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to satisfy such withholding taxes.

Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares issuable upon exercise of this Option if such withholding amounts are not delivered in full at the time of exercise.

(2) Code Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A. However, notwithstanding any other provision of the Plan or this Option Agreement, if at any time the Administrator determines that this Option (or any portion thereof) may be subject to Code Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan or this Option Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Option either to be exempt from the application of Code Section 409A or to comply with the requirements of Code Section 409A.

(3) Liability. Participant is ultimately liable and responsible for all taxes owed in connection with this Option, regardless of any action the Company or any of its Affiliates takes with respect to any tax withholding obligations that arise in connection with this Option. Neither the Company nor any of its Affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of this Option or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

H. Restrictive Covenants; Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, in the event the Participant breaches any restrictive covenant set forth in the Non-Disclosure, Invention Assignment, Non-Competition Agreement and Non-Solicitation Agreement or the Confidentiality, Non-Competition, and Non-Solicitation Agreement, as applicable, or any other written agreement between the Participant and the Company or any Affiliate of the Company, in addition to any other damages available at law or in equity, then (i) any portion of this Option that has not been exercised prior to the date of such breach shall thereupon be forfeited and (ii) the Participant shall be required to pay to the Company the amount of all Option Gain (as defined below). “Option Gain” with respect to any specified period of time shall mean the product of (i) the number of shares of Common Stock purchased upon the exercise of this Option during such period and (ii) the excess of (A) the Fair Market Value per share of Common Stock as of the date of such exercise over (B) the exercise price per share of Common Stock subject to such Options.

I. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant or as is otherwise permitted under the Plan. This Option Agreement is governed by the internal substantive laws but not the choice of law rules of Delaware.

J. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE AFFILIATE EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

K. Administration. The Administrator shall have the power to interpret the Plan and this Option Agreement, and to adopt such rules for the administration, interpretation and application of the Plan and this Option Agreement, as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan or this Option Agreement.

L. Adjustments. The Administrator may accelerate the vesting of all or a portion of this Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that this Option is subject to adjustment, modification and termination in certain events as provided in this Option Agreement and the Plan, including Section 12.2 of the Plan.

M. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s address set forth below. By a notice given pursuant to this Section (L), either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option by written notice under this Section L. Subject to the limitations set forth in Section 232(e) of the General Corporation Law of the State of Delaware (the “DGCL”), Participant consents to the delivery of any notice to Participant given by the Company under the DGCL or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number for Participant in the Company’s records, (ii) electronic mail to the electronic mail address for Participant in the Company’s records, (iii) posting on an electronic network together with separate notice to Participant of such specific posting or (iv) any other form of electronic transmission (as defined in the DGCL) directed to Participant. This consent may be revoked by Participant by written notice to the Company and may be deemed revoked in the circumstances specified in Section 232 of the DGCL.

N. Conformity to Securities Laws. Participant acknowledges that the Plan and this Option Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all Applicable Law and regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and this Option is granted and may be exercised, only in such a manner as to conform to such Applicable Law.

O. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Option Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Option and this Option Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Option Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

P. Successors and Assigns. The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section (E) and the Plan, this Option Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Q. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Option Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to this Option.

R. Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder upon exercise of this Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company.

S. Lock-up Period. Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed 180 days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions).

EXHIBIT A

2021 INDUCEMENT AWARD PLAN EXERCISE NOTICE

GoHealth, Inc.

[                     ]

[                     ]

Attention: Corporate Secretary

1. Exercise of Option. Effective as of today,                 ,         , the undersigned (“Participant”) hereby elects to exercise Participant’s option (the “Option”) to purchase ________________ shares of the Common Stock (the “Shares”) of GoHealth, Inc. (the “Company”) under and pursuant to the 2021 Inducement Award Plan (the “Plan”) and the Stock Option Agreement dated _________________ (the “Option Agreement”). The Option is a Nonstatutory Stock Option.

2. Delivery of Payment. Participant herewith delivers to the Company the total exercise price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3. Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Common Stock subject to an Award, notwithstanding the exercise of the Option. The Shares shall be issued to Participant as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 12.2 of the Plan.

5. Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

6. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

7. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

8. Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect.

9. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

Submitted by:	Accepted by:

PARTICIPANT	GOHEALTH, INC.

Signature	By

Print Name	Print Name

Address:

Title

Address:
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Date Received: